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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                               VIRTUSA CORPORATION
                               -------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)

                                    92827P102
                                    ---------
                                 (CUSIP Number)

                                December 31, 2008
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|_|  Rule 13d-1(c)
|X|  Rule 13d-1(d)

-----------------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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
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CUSIP NO. 92827P102                    13G                    PAGE 2 OF 14 PAGES
===================                                           ==================

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     1.      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             JAV MANAGEMENT ASSOCIATES III, L.L.C. - 77-0493794
------------ -------------------------------------------------------------------
     2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                         (b) [_]

------------ -------------------------------------------------------------------
     3.      SEC USE ONLY


------------ -------------------------------------------------------------------
     4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
--------------------------------------------------------------------------------
      NUMBER OF           5.   SOLE VOTING POWER

        SHARES                 0
                        ------ -------------------------------------------------
     BENEFICIALLY         6.   SHARED VOTING POWER

       OWNED BY                0
                        ------ -------------------------------------------------
         EACH             7.   SOLE DISPOSITIVE POWER

      REPORTING                0
                        ------ -------------------------------------------------
        PERSON            8.   SHARED DISPOSITIVE POWER

         WITH                  0
--------------------------------------------------------------------------------
     9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0
------------ -------------------------------------------------------------------
    10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%
------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON

             PN
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
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CUSIP NO. 92827P102                    13G                    PAGE 3 OF 14 PAGES
===================                                           ==================

================================================================================
     1.      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             JAFCO AMERICA TECHNOLOGY FUND III, L.P. - 77-0526700
------------ -------------------------------------------------------------------
     2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                         (b) [_]

------------ -------------------------------------------------------------------
     3.      SEC USE ONLY


------------ -------------------------------------------------------------------
     4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
--------------------------------------------------------------------------------
      NUMBER OF           5.   SOLE VOTING POWER

        SHARES                 0
                        ------ -------------------------------------------------
     BENEFICIALLY         6.   SHARED VOTING POWER

       OWNED BY                0
                        ------ -------------------------------------------------
         EACH             7.   SOLE DISPOSITIVE POWER

      REPORTING                0
                        ------ -------------------------------------------------
        PERSON            8.   SHARED DISPOSITIVE POWER

         WITH                  0
--------------------------------------------------------------------------------
     9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0
------------ -------------------------------------------------------------------
    10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%
------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON

             PN
================================================================================

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CUSIP NO. 92827P102                    13G                    PAGE 4 OF 14 PAGES
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     1.      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             JAFCO AMERICA TECHNOLOGY CAYMAN FUND III, L.P. - 77-0536490
------------ -------------------------------------------------------------------
     2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                         (b) [_]

------------ -------------------------------------------------------------------
     3.      SEC USE ONLY


------------ -------------------------------------------------------------------
     4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             CAYMAN ISLANDS
--------------------------------------------------------------------------------
      NUMBER OF           5.   SOLE VOTING POWER

        SHARES                 0
                        ------ -------------------------------------------------
     BENEFICIALLY         6.   SHARED VOTING POWER

       OWNED BY                0
                        ------ -------------------------------------------------
         EACH             7.   SOLE DISPOSITIVE POWER

      REPORTING                0
                        ------ -------------------------------------------------
        PERSON            8.   SHARED DISPOSITIVE POWER

         WITH                  0
--------------------------------------------------------------------------------
     9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0
------------ -------------------------------------------------------------------
    10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%
------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON

             PN
================================================================================

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CUSIP NO. 92827P102                    13G                    PAGE 5 OF 14 PAGES
===================                                           ==================

================================================================================
     1.      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             JAFCO USIT FUND III, L.P. - 77-0493795
------------ -------------------------------------------------------------------
     2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                         (b) [_]

------------ -------------------------------------------------------------------
     3.      SEC USE ONLY


------------ -------------------------------------------------------------------
     4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
--------------------------------------------------------------------------------
      NUMBER OF           5.   SOLE VOTING POWER

        SHARES                 0
                        ------ -------------------------------------------------
     BENEFICIALLY         6.   SHARED VOTING POWER

       OWNED BY                0
                        ------ -------------------------------------------------
         EACH             7.   SOLE DISPOSITIVE POWER

      REPORTING                0
                        ------ -------------------------------------------------
        PERSON            8.   SHARED DISPOSITIVE POWER

         WITH                  0
--------------------------------------------------------------------------------
     9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0
------------ -------------------------------------------------------------------
    10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%
------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON

             PN
================================================================================

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CUSIP NO. 92827P102                    13G                    PAGE 6 OF 14 PAGES
===================                                           ==================

================================================================================
     1.      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             JAFCO AMERICA TECHNOLOGY AFFILIATES FUND III, L.P. - 77-0539811
------------ -------------------------------------------------------------------
     2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                         (b) [_]

------------ -------------------------------------------------------------------
     3.      SEC USE ONLY


------------ -------------------------------------------------------------------
     4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
--------------------------------------------------------------------------------
      NUMBER OF           5.   SOLE VOTING POWER

        SHARES                 0
                        ------ -------------------------------------------------
     BENEFICIALLY         6.   SHARED VOTING POWER

       OWNED BY                0
                        ------ -------------------------------------------------
         EACH             7.   SOLE DISPOSITIVE POWER

      REPORTING                0
                        ------ -------------------------------------------------
        PERSON            8.   SHARED DISPOSITIVE POWER

         WITH                  0
--------------------------------------------------------------------------------
     9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0
------------ -------------------------------------------------------------------
    10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%
------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON

             PN
================================================================================

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CUSIP NO. 92827P102                    13G                    PAGE 7 OF 14 PAGES
===================                                           ==================

================================================================================
     1.      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             ANDREW P. GOLDFARB
------------ -------------------------------------------------------------------
     2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                         (b) [_]

------------ -------------------------------------------------------------------
     3.      SEC USE ONLY


------------ -------------------------------------------------------------------
     4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
      NUMBER OF           5.   SOLE VOTING POWER

        SHARES                 0
                        ------ -------------------------------------------------
     BENEFICIALLY         6.   SHARED VOTING POWER

       OWNED BY                0
                        ------ -------------------------------------------------
         EACH             7.   SOLE DISPOSITIVE POWER

      REPORTING                0
                        ------ -------------------------------------------------
        PERSON            8.   SHARED DISPOSITIVE POWER

         WITH                  0
--------------------------------------------------------------------------------
     9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0
------------ -------------------------------------------------------------------
    10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%
------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON

             IN
================================================================================

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CUSIP NO. 92827P102                    13G                    PAGE 8 OF 14 PAGES
===================                                           ==================

================================================================================
     1.      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             BARRY J. SCHIFFMAN
------------ -------------------------------------------------------------------
     2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                         (b) [_]

------------ -------------------------------------------------------------------
     3.      SEC USE ONLY


------------ -------------------------------------------------------------------
     4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
      NUMBER OF           5.   SOLE VOTING POWER

        SHARES                 0
                        ------ -------------------------------------------------
     BENEFICIALLY         6.   SHARED VOTING POWER

       OWNED BY                0
                        ------ -------------------------------------------------
         EACH             7.   SOLE DISPOSITIVE POWER

      REPORTING                0
                        ------ -------------------------------------------------
        PERSON            8.   SHARED DISPOSITIVE POWER

         WITH                  0
--------------------------------------------------------------------------------
     9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0
------------ -------------------------------------------------------------------
    10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [_]

------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%
------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON

             IN
================================================================================

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CUSIP NO. 92827P102                    13G                    PAGE 9 OF 14 PAGES
===================                                           ==================

Item 1(a).        NAME OF ISSUER:

                  Virtusa Corporation

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2000 West Park Drive, Westborough, Massachusetts 01581

Item 2(a).        NAME OF PERSON FILING:

                  This statement is being filed by JAV Management Associates III, L.L.C. ("JAVMA"), JAFCO America Technology Fund III, L.P. ("JATF"), JAFCO America Technology Cayman Fund III, L.P. ("JATCF"), JAFCO USIT Fund III, L.P. ("USIT"), JAFCO America Technology Affiliates Fund III, L.P. ("JATAF"), Andrew P. Goldfarb and Barry J. Schiffman.

                  JAVMA serves as the sole general partner of JATF, JATCF, USIT and JATAF.

                  Andrew P. Goldfarb is one of two managing members of JAVMA.

                  Barry J. Schiffman is one of two managing members of JAVMA.

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal business office of each of JAVMA, JATF, JATCF, USIT, JATAF, Andrew P. Goldfarb and Barry J.
                  Schiffman:
                  c/o Globespan Capital Management, LLC
                  One Boston Place, Suite 2810
                  Boston, MA  02108

Item 2(c).        CITIZENSHIP:

                  JAVMA - Delaware
                  JATF - Delaware
                  JATCF - Cayman Islands
                  USIT - Delaware
                  JATAF - Delaware
                  Andrew P. Goldfarb - United States
                  Barry J. Schiffman - United States

Item 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.01 per share (the "Common Stock")

Item 2(e).        CUSIP NUMBER:

                  92827P102

Item 3.           Not Applicable.

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CUSIP NO. 92827P102                    13G                   PAGE 10 OF 14 PAGES
===================                                          ===================

Item 4.           OWNERSHIP.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a) Amount beneficially owned:

                  As of December 31, 2008, JATF was the record holder of 0 shares of Common Stock (the "JATF Shares"); JATCF was the record holder of 0 shares of Common Stock (the "JATCF Shares"); USIT was the record holder of 0 shares of Common Stock (the "USIT Shares"); JATAF was the record holder of 0 shares of Common Stock (the "JATAF Shares"); and JAVMA was the record holder of 0 shares of Common Stock (the "JAVMA Shares").

                  By virtue of their relationship as affiliated entities, whose general partners have overlapping individual managing members, as the case may be, each of JATF, JATCF, USIT and JATAF may be deemed to beneficially own and share the power to direct the disposition and vote of the JATF Shares, JATCF Shares, USIT Shares, JATAF Shares and JAVMA Shares for an aggregate of 0 shares (the "Record Shares").

                  JAVMA (as sole general partner of JATF, JATCF, USIT and JATAF) may also be deemed to beneficially own the Record Shares.

                  As a managing member of JAVMA, Andrew P. Goldfarb may be deemed to beneficially own the Record Shares.

                  As a managing member of JAVMA, Barry J. Schiffman may be deemed to beneficially own the Record Shares.

                  Each reporting person disclaims beneficial ownership of the Recorded Shares except to the extent of their pecuniary interest, if any, and this report shall not be deemed an admission that each of the reporting persons is the beneficial owner of all of the Recorded Shares.

                  (b) Percent of class:

                    JAVMA                                                  0.0%
                    JATF                                                   0.0%
                    JATCF                                                  0.0%
                    USIT                                                   0.0%
                    JATAF                                                  0.0%
                    Andrew P. Goldfarb                                     0.0%
                    Barry J. Schiffman                                     0.0%

                  The foregoing percentages are calculated based on the 23,476,786 shares of Common Stock of Virtusa Corporation outstanding as of October 28, 2008 as reported in the issuer's Quarterly Report on Form 10-Q filed with the SEC on October 31, 2008.

                  (c) Number of shares as to which such person has:

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CUSIP NO. 92827P102                    13G                   PAGE 11 OF 14 PAGES
===================                                          ===================

                           (i)   Sole power to vote or to direct the vote:

                                 0 shares for each other reporting person

                           (ii)  Shared power to vote or to direct the vote:

                                 0 shares for each reporting person

                           (iii) Sole power to dispose or to direct the
                                 disposition of:

                                 0 shares for each other reporting person

                           (iv) Shared power to dispose or to direct the disposition of:

                                 0 shares for each reporting person


Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Yes.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

Item 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

Item 10.          CERTIFICATION.

                  Not applicable.

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CUSIP NO. 92827P102                    13G                   PAGE 12 OF 14 PAGES
===================                                          ===================


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2009

                              JAV MANAGEMENT ASSOCIATES III, L.L.C.

                              By:    /s/ Andrew P. Goldfarb
                                     -------------------------------------

                              Name:  Andrew P. Goldfarb
                                     -------------------------------------

                              Title: Managing Member
                                     -------------------------------------

                              JAFCO AMERICA TECHNOLOGY FUND III, L.P.
                              JAFCO AMERICA TECHNOLOGY CAYMAN FUND III, L.P. JAFCO USIT FUND III, L.P.
                              JAFCO AMERICA TECHNOLOGY AFFILIATES FUND III, L.P.

                              By:    JAV Management Associates III, L.L.C.
                                     -------------------------------------

                              By:    /s/ Andrew P. Goldfarb
                                     -------------------------------------

                              Name:  Andrew P. Goldfarb
                                     -------------------------------------

                              Title: Managing Member
                                     -------------------------------------


                              /s/ Andrew P. Goldfarb
                              ------------------------------
                              Andrew P. Goldfarb

                              /s/ Barry J. Schiffman
                              ------------------------------
                              Barry J. Schiffman

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CUSIP NO. 92827P102                    13G                   PAGE 13 OF 14 PAGES
===================                                          ===================


                                  EXHIBIT INDEX

Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

===================                                          ===================
CUSIP NO. 92827P102                    13G                   PAGE 14 OF 14 PAGES
===================                                          ===================


                                                                       EXHIBIT 1

               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.


Date: February 13, 2009

                              JAV MANAGEMENT ASSOCIATES III, L.L.C.

                              By:     /s/ Andrew P. Goldfarb
                                      -------------------------------------

                              Name:   Andrew P. Goldfarb
                                      -------------------------------------

                              Title:  Managing Member
                                      -------------------------------------


                              JAFCO AMERICA TECHNOLOGY FUND III, L.P.
                              JAFCO AMERICA TECHNOLOGY CAYMAN FUND III, L.P. JAFCO USIT FUND III, L.P.
                              JAFCO AMERICA TECHNOLOGY AFFILIATES FUND III, L.P.

                              By:     JAV Management Associates III, L.L.C.
                                      -------------------------------------

                              By:     /s/ Andrew P. Goldfarb
                                      -------------------------------------

                              Name:   Andrew P. Goldfarb
                                      -------------------------------------

                              Title:  Managing Member
                                      -------------------------------------


                              /s/ Andrew P. Goldfarb
                              ------------------------------
                              Andrew P. Goldfarb

                              /s/ Barry J. Schiffman
                              ------------------------------
                              Barry J. Schiffman